WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.




                                                                Exhibit 27.1

                             WILLCOX & GIBBS, INC.
                            FINANCIAL DATA SCHEDULE
                              SEPTEMBER 30, 1994
                         (000's except per share data)

THE SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM WILLCOX &
GIBBS, INC. FORM 10-Q FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.


                                          ITEM NUMBER       ITEM DESCRIPTION
5-02(1)           cash and cash items                                              44,260
5-02(2)           marketable securities                                                 0
5-02(3)(a)(1)     notes and accounts receivable-trade                             151,543
5-02(4)           allowances for doubtful accounts                                  4,091
5-02(6)           inventory                                                       116,189
5-02(9)           total current assets                                            317,827
5-02(13)          property, plant and equipment                                    72,988
5-02(14)          accumulated depreciation                                         19,728
5-02(18)          total assets                                                    427,516
5-02(21)          total current liabilities                                       176,006
5-02(22)          bonds, mortgages and similar debt                               118,215
5-02(28)          preferred stock-mandatory redemption                                  0
5-02(29)          preferred stock-no mandatory redemption                               0
5-02(30)          common stock                                                     24,705
5-02(31)          other stockholders' equity                                      104,838
5-02(32)          total liabilities and stockholders' equity                      129,543
5-03(b)1(a)       net sales of tangible products                                  784,895
5-03(b)1          total revenues                                                  784,895
5-03(b)2(a)       cost of tangible goods sold                                     628,735
5-03(b)2          total costs and expenses applicable to sales and revenues       628,735
5-03(b)3          other costs and expenses                                              0
5-03(b)5          provision for doubtful accounts and notes                         1,637
5-03(b)(8)        interest and amortization of debt discount                        6,971
5-03(b)(10)       income before taxes and other items                              13,128
5-03(b)(11)       income tax expense                                                5,773
5-03(b)(14)       income/loss continuing operations                                 7,355
5-03(b)(15)       discontinued operations                                            (327)
5-03(b)(17)       extraordinary items                                                   0
5-03(b)(18)       cumulative effect-changes in accounting principles                    0
5-03(b)(19)       net income or loss                                                7,028
5-03(b)(20)       earnings per share-primary                                          .30
5-03(b)(20)       earnings per share-fully diluted                                    .30

